Exhibit 10.7

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), executed on Oct. 07, 2020 (the “Execution Date”), is entered into by and between Bayer Aktiengesellschaft, - having a place of business at Müllerstraße 178, 13353 Berlin, Germany -, Bayer Intellectual Property GmbH, having a place of business at Alfred-Nobel-Straße 10, 40789 Monheim am Rhein, Germany (all such Bayer entities being jointly and severally referred to as “Bayer”); and Vincera Pharma, Inc.(“Vincera”), having a place of business at 4500 Great America Parkway, Suite 100 #29, Santa Clara, California 95054, United States of America. Bayer and Vincera are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS:

A. Bayer owns or controls certain patents, patent applications, technology, know-how, other intellectual property and information relating to the Bioconjugate Platform and PTEFb Platform (each as defined below);

B. Bayer has decided no longer to pursue development of the compounds and technology comprised in the Bioconjugate Platform and PTEFb Platform but considers them and the associated intellectual property that has been generated to be valuable, and wishes to license them to Vincera; and

C. Vincera wishes to obtain from Bayer a license under and to Bayer’s said intellectual property and to develop and commercialize products based on such compounds and technology.

D. Bayer is willing to grant such a license to Vincera.

NOW, THEREFORE, Bayer and Vincera agree as follows:

1.	DEFINITIONS

1.1	“Act” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the regulations promulgated thereunder.

1.2

“Affiliate” means any business entity controlled by, controlling, or under common control with, a Party hereto. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it (i) owns directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity having the power to vote on or direct the affairs of such business entity, as applicable (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the policies and management of such business entity, as applicable, whether by the ownership of stock, by contract or otherwise.

1.3

“Bayer Bioconjugate Compound” means any compound within the Bioconjugate Technology and Controlled by Bayer or any of its Affiliates as of the Effective Date. By way of clarity, the term Bayer Bioconjugate Compound includes antibodies targeting IL3RA or CXCR5 of the KSPi-ADC programs, KSPi back-up series and intermediates relating to such compounds, if any, in each case within the Bioconjugate Platform. [*].

1.4	“Bayer Compound” means any Bayer Bioconjugate Compound or Bayer PTEFb Compound.

1.5

“Bayer PTEFb Compound” means any PTEFb inhibiting compound developed within the PTEFb Technology and Controlled by Bayer or any of its Affiliates as of the Effective Date. By way of clarity, the term Bayer PTEFb Compound includes BAY1143572, BAY1251152 and BAY2396217 as well as back-up series and intermediates relating to such compounds, if any, within the PTEFb Platform.

1.6

“Bioconjugate Platform” means Bayer’s Kinesin-Spindle-Protein Inhibitor Antibody Drug Conjugate (KSPi–ADC) platform and/or Tumor Stroma Activated Conjugate (TSAC) platform for hematological and solid tumors, as described in more detail in Exhibit 1.6; for clarity, the Bioconjugate Platform consists of the three Bioconjugate Programs, each with advanced candidates, and includes the methods, conjugates, metabolites and individual modules and combination of those (such as binding molecules, linker moieties and payloads) related to the KSPi-ADCs and TSACs.

1.7

“Bioconjugate Program(s)” means each of the following separate programs within the Bioconjugate Platform: (i) KSPi-ADC program for compounds targeting CXCR5 [*], including but not limited to BAY 2500924; (ii) KSPi-ADC program for compounds targeting
IL3RA [*], including but not limited to BAY 2474943, and (iii) TSAC program, including but not limited to BAY 1082236.

1.8	“Bioconjugate Technology” means:

(a)	Licensed Bioconjugate Know-How, and

(b)	Licensed Patents Covering Licensed Bioconjugate Know-How and Bayer Bioconjugate Compound(s).

1.9	“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Berlin, Germany, or Palo Alto, USA.

1.10	“Calendar Quarter” means each three-month period or any portion thereof, beginning on January 1, April 1, July 1, and October 1.

1.11	“Calendar Year” means each twelve months period or portion thereof beginning on January 1.

1.12

“Clinical Trial(s)” means a human clinical study that is designed to: (a) establish that a pharmaceutical product is reasonably safe for continued testing; (b) investigate the safety and efficacy of the pharmaceutical product of its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.13	“CMC” means all activities relating to the chemistry, manufacturing and controls module within a regulatory submission.

1.14

“Combination Product” means a product for use in the Field sold in a single stock keeping unit for a single selling price and which, as sold, utilizes, contains, incorporates or is made through use of one or more Licensed Compound(s) or Licensed Product(s) in combination with one or more other products, components or ingredients containing one or more pharmaceutically active compounds, that are not Licensed Compounds or Licensed Products. A Combination Licensed Product is deemed included within Licensed Product, when that defined term is used herein.

1.15

“Commercially Reasonable Efforts” means the level of efforts, budget and resources that a similarly situated company would typically devote to its own product candidates and products of a similar nature, which is of similar profitability and at a similar stage in its development or product life as the relevant Licensed Product, taking into account any issues of patent coverage, safety and efficacy, product profile and process development, the proprietary position of the product, Third Party intellectual property rights, the competitiveness of the marketplace for the product, the likely timing of product entry into the market, the regulatory environment of the product and other relevant scientific, technical, legal and commercial factors.

1.16

“Commercialization” or “Commercialize” or “Commercializing” means any and all activities undertaken relating to preparation for sale of, offering for sale of, or sale of a Licensed Product, including (a) pre-launch activities and activities relating to marketing, advertising, promoting, exhibiting, detailing, distributing, importing, exporting and selling (and contracting to sell) or otherwise commercially exploiting a Licensed Product, (b) order processing, handling of returns and recalls, booking of sales and transporting such Licensed Product for commercial sale; (c) the conduct of any post-approval Clinical Trials involving such Licensed Product; (d) interacting with Regulatory Authorities regarding the foregoing; and (e) seeking and obtaining pricing approvals and reimbursement approvals (as applicable) for such Licensed Product. For clarity, Commercialization does not include manufacture.

1.17	“Company Equity Valuation” shall have the meaning set forth in the Merger Agreement.

1.18

“Control” or “Controlled” means with respect to the subject item, the possession (whether by ownership or license, other than pursuant to this Agreement) of the ability to grant the licenses or sublicenses as provided for herein under such item without violating the terms of any agreement or other arrangement with any Third Party.

1.19	“Covered” or “Covering” means, with respect to a Patent, that the composition of matter, its process or its use of the subject matter is covered specifically or generically by a claim of such Patent.

1.20

“Derivative” means any compound generated after the Effective Date that constitutes a derivative or improvement of any Bayer Compound and that is obtained through the use of, or is derived from, a Bayer Compound.

1.21

“Development” or “Develop” or “Developing” means any and all research and development activities for any Licensed Product relating to obtaining Regulatory Approval(s)) of such Licensed Product and to support appropriate usage for such Licensed Product, including: (a) all research, non-clinical, preclinical and clinical activities, CMC/process development, including test method development and stability testing, molecular pharmacology, pharmacology, safety pharmacology, tolerability, pharmacokinetics and toxicology, pharmacoeconomic studies, mechanism studies, pharmacodynamic, drug-drug interaction, formulation development, delivery system development, quality assurance/quality control; (b) distribution or clinical supply of such Licensed Product for use in Clinical Trials (including placebos and comparators); (c) statistical analyses; (d) the preparation, filing and prosecution of submission documents, e.g., IND, NDA or BLA (each as defined by the FDA) or other regulatory affairs and registration documents; (e) all development activities directed to label expansion (including prescribing information) or obtaining Regulatory Approval for one of more additional Indications following initial Regulatory Approval; (f) all development activities conducted after receipt of Regulatory Approval that are required or requested by a Regulatory Authority; (g) any investigator or institution-sponsored studies; and (h) all regulatory activities related to any of the foregoing.

1.22

“Drug Approval Application” means an application for Marketing Approval required to be approved before commercial sale or use of a Licensed Product as a pharmaceutical product in the applicable regulatory jurisdiction, including, for purposes of Marketing Approval in the US, a NDA/BLA and all supplements filed pursuant to the requirements of the FDA (including all documents, data and other information concerning a Licensed Product that are necessary for, or included in, FDA approval to market a Licensed Product) and, for purposes of Marketing Approval in the EU, all applications sent to EMA, or for purposes of Marketing Approval in any other country, any other applicable national Regulatory Authority.

1.23	“Effective Date” has the meaning specified in Section 11.1 of this Agreement.

1.24	“EMA” means the European Medicines Agency, or any successor agency with responsibility for regulating the development, manufacture and sale of human pharmaceutical products.

1.25	“EU” means the countries of the European Union, as constituted from time to time, and includes the UK even if the UK leaves the European Union.

1.26

“Exclusive Technology” means those parts of the Licensed Technology specified in Exhibit 1.26; Exhibit 1.26 Part A covering the Exclusive Technology within the Bioconjugate Technology and Exhibit 1.26 Part B covering the Exclusive Technology within the PTEFb Technology.

1.27	“Execution Date” has the meaning specified in the contract headline on the first page of this Agreement.

1.28

“FDA” means the United States Food and Drug Administration of the Department of Health and Human Services, or any successor agency with responsibility for regulating the development, manufacture and sale of pharmaceutical products.

1.29	“Field” means all uses of a Licensed Product in the cure, mitigation, treatment or prevention of diseases or disorders in humans or animals.

1.30

“First Commercial Sale” means the first invoiced sale of Licensed Product (or Combination Product) by Vincera and/or its Affiliates and/or its Licensees (as applicable) that would be included in Net Sales to a person or entity who is not Vincera and/or its Affiliates and/or its Licensees (as applicable) in any country of the Territory after grant of a Marketing Approval and pricing approval (as applicable) in the applicable country resulting in Net Sales in such country.

1.31

“GMP” means regulations and published guidelines related to current good manufacturing practices that relate to the testing, manufacturing, processing, packaging, holding or distribution of drug or biologic drug substances and finished drugs or biologics including the regulations set forth in 21 CFR 210 and 211 promulgated by the FDA and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities, in each case, as they may be amended from time to time.

1.32	“ICC” shall have the meaning as defined in Section 12.1(c) below.

1.33

“Improvement(s)” shall mean all advancements, adaptations, modifications, upgrading, revision changes, developments and alterations made to the Licensed Technology by or on behalf of Vincera and its Licensees in exercise of the licenses granted under this Agreement.

1.34

“IND” means a filing with a Regulatory Authority that must be made prior to commencing clinical testing in humans including, in the US, an Investigational New Drug application (as defined in the Act and the regulations promulgated thereunder (21 CFR 312.1 et seq)), in the European Union, a Clinical Trial Application (CTA), or in any other jurisdiction, a comparable filing and, in each case, any amendments and supplements thereto.

1.35

“Indication” means a distinct disease or condition as determined by the relevant Regulatory Authority in connection with a Regulatory Approval. [*]. In assisting in the determination of Indications, reference may be made to the then-current International Statistical Classification of Diseases and Related Health Problems (ICD-10), provided, however, such reference will not be determinative, and shall be for guidance only.

1.36

“Information” means (a) the terms and conditions of this Agreement, and (b) all information provided by the disclosing Party to the receiving Party hereunder, whether disclosed in writing, orally, visually and/or in another form or any information seen while on the premises of either Party, which has been identified by the disclosing Party as confidential or which, by its nature, should reasonably be understood by the receiving Party as confidential, including information concerning the study, discovery, design, development, manufacture, formulation, extraction, compounding, mixing, processing, testing, control, preservation, storage, finishing, packing, packaging, use, administration, distribution, sale, reimbursement and/or marketing of pharmaceutical products or compounds and potential products or compounds, and shall further include all information marked “confidential” by a Party, data from and methodology of pre-clinical and clinical studies, the contents of any submissions to Regulatory Authorities worldwide, marketing plans or computer hardware and software systems and designs and plans for same. Information of the disclosing Party may be conveyed to the receiving Party in written, graphical, physical or oral form.

1.37	“Initial Qualified Financing” means an equity financing round that results in at least thirty million ($30,000,000) of gross proceeds to Vincera.

1.38

“Know-How” means information, including Bayer and its Affiliates’ Information, and materials relating to the Licensed Compounds and/or Licensed Products in the Field, whether patentable or not and including cDNA sequences, plasmids, viruses, cell lines genomic sequences, inventions, techniques, practices, methods, knowledge, know-how, skill, technology, trade secrets, experience and test data (including chemical, pharmacological, pharmacokinetic, toxicological, preclinical and clinical test data); data, records, procedures and information derived from research, preclinical development and clinical development; regulatory submissions, adverse reactions, CMC/process development, analytical methodology, human clinical, safety pharmacology, efficacy data, and quality control data, and any other information or data relating to Development, Manufacturing, Commercialization, pricing, distribution, and cost.

1.39	“Licensed Additional Product” means any Bayer Bioconjugate Product that does not belong to any Bioconjugate Program.

1.40	“Licensed Bioconjugate Compound” means any Bayer Bioconjugate Compound or Derivative of a Bayer Bioconjugate Compound.

1.41

“Licensed Bioconjugate Product” means any pharmaceutical product that (i) contains or comprises a Licensed Bioconjugate Compound or is otherwise obtained through the use of Bioconjugate Technology; or (ii) would in the absence of this license infringe one or more Licensed Patents relating to the Bioconjugate Technology

1.42	“Licensed Compound” means any Bayer Compound and Derivatives.

1.43

“Licensed Know-How” means all scientific and technical information, data, materials, assays, formulas, processes and other Know-How currently Controlled by Bayer or any of its Affiliates: (i) specifically related to the Bioconjugate Platform and the Bayer Bioconjugate Compounds or otherwise required for Developing, Manufacturing or Commercializing Licensed Bioconjugate Compounds or Licensed Bioconjugate Products in the Field (“Licensed Bioconjugate Know-How”) or (ii) specifically related to the PTEFb Platform and the Bayer PTEFb Compounds or otherwise required for Developing, Manufacturing or Commercializing Licensed PTEFb Compounds or Licensed PTEFb Products in the Field (“Licensed PTEFb Know-How”)[*].

1.44

“Licensed Patents” means (i) all current patents and patent applications described in Exhibit 1.44.A (covering Licensed Bioconjugate Know-How and Bayer Bioconjugate Compounds) and in Exhibit 1.44.B (covering Licensed PTEFb Know-How and Bayer PTEFb Compounds), and in each case any Patents thereof; and (ii) all other Patents to the extent covering Licensed Know-How and Bayer Compounds[*].

1.45	“Licensed Product” means any Licensed Bioconjugate Product or Licensed PTEFb Product.

[*]

1.46	“Licensed PTEFb Compound” means any Bayer PTEFb Compound or Derivative of a Bayer PTEFb Compound.

1.47

“Licensed PTEFb Product” means any pharmaceutical product that (i) contains or comprises a Licensed PTEFb Compound or is otherwise obtained through the use of PTEFb Technology; or (ii) would in the absence of this license infringe one or more Licensed Patents relating to the PTEFb Technology.

1.48	“Licensed Technology” means each of the Bioconjugate Technology and PTEFb Technology.

1.49

“Licensee” means an Affiliate or Third Party to whom Vincera has granted a sublicense to Develop, use, Manufacture and/or Commercialize Licensed Compounds and/or Licensed Products in the Territory, or to whom a Licensee has granted such a sub-license.

1.50

“Manufacture” and “Manufacturing” means to process, prepare, make or have made and analyze Licensed Compounds and/or Licensed Products, and includes formulating Licensed Compounds into Licensed Products, and all subsequent packaging and labeling, quality control and other testing steps.

1.51	“Major Market” means US, UK, Germany, France, Italy, Spain, Japan and China.

1.52	“Marketing Approval” means all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country.

1.53

“Merger Agreement” means that certain Merger Agreement, dated as of September 25, 2020, by and among Vincera, LifeSci Acquisition Corp., LifeSci Acquisition Merger Sub Inc. and the Stockholder Representative identified therein as it may be amended.

1.54	[*].

1.55	[*].

1.56

“NDA” means a New Drug Application filed with the FDA, for approval by such agency for the sale of Licensed Products in the US pursuant to 21 CFR 200 et seq., as such regulations may be amended from time to time.

1.57

“Net Sales” means, as determined in accordance with US-GAAP, with respect to any Licensed Product, the gross amount invoiced by Vincera, its Affiliates and/or Licensees (as applicable) for sales of a Licensed Product (or Combination Product) to Third Parties, less the following deductions:

(a)	[*];

(b)	[*];

(c)	[*];

(d)	[*]; and

(e)	[*].

For the purpose of determining Net Sales, a Licensed Product shall be deemed to have been sold on the date on which such sale is recognized in Vincera’s financial accounts in accordance with its standard accounting practices, and a “sale” shall not include transfers or dispositions of Licensed Product for pre-clinical, clinical, research or testing purposes, under named patient use, compassionate use or patient assistance programs or under test marketing programs prior to First Commercial Sale. The deductions from gross sales outlined above may be made on an accrual basis; provided that, this is in line with Vincera’s standard accrual policy (to the extent directly attributable to Licensed Product) and is subject to annual reconciliations to actual costs incurred. Adjustments shall be made to the royalty report in the [*] following the annual reconciliation to reflect any over-or under-payments identified as a result of differences between accrued and actual costs. For the avoidance of doubt, any provision release after the end of the Royalty Term shall be royalty bearing.

In the event that a Licensed Product is sold in the form of a Combination Product, Vincera must provide written notification to Bayer within [*] following the First Commercial Sale. For the purpose of calculating royalties due for such Combination Product, Net Sales will be adjusted [*].

If, on a country-by-country basis, either the Licensed Product that contains the Licensed Compound(s) [*]. In each case, the average gross invoice price shall be those applicable during the relevant [*] or, if sales of both the Licensed Product and the other product(s) did not occur in such [*], then in the most recent [*] in which sales of both occurred. If, on a country-by-country basis, neither the Licensed Product nor [*].

1.58	“Non-Exclusive Technology” means all Licensed Technology other than the Exclusive Technology.

1.59

“Patent Challenge” means any challenge to the validity, patentability, enforceability or non-infringement of any Licensed Patents or otherwise opposing any of the Licensed Patents through a legal or administrative proceeding.

1.60	“Patents” means:

(a)	all national, regional and international patents, patent applications, utility models, design patents and design rights filed in any country of the world including provisional patent applications;

(b)

all patents, patent applications, utility models, design patents and design rights filed either from such patents, patent applications, utility models, design patents, design rights or provisional patent applications or claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute application;

(c)	any patent issued with respect to or in the future issued from any such patent applications;

(d)

any and all extensions or restorations by existing or future extension or restoration mechanisms, including but not limited to renewals, reissues, re-examinations, and extensions (such as any supplementary protection certificates and the like) of the foregoing patents, patent applications, utility models, design patents and design rights; and

(e)	any foreign counterparts of the foregoing.

1.61	“Pharmacovigilance Agreement” has the meaning specified in Section 7.2.

1.62

“Phase II Clinical Trial” means a small scale (i.e., not more than several hundred) human clinical trial of a therapeutic product, in any country, the principle purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain information about such product’s efficacy to permit the design of further clinical trials or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to applicable law or otherwise, including the trials referred to in US Code Title 21 CFR. § 312.21(b), as amended from time to time, or corresponding regulations in jurisdictions outside the US; for clarity, reopening of Bayer’s current PTEFb Clinical Trial shall not be deemed a Phase II Clinical Trial.

1.63	“Phase III Clinical Trial” means a human clinical trial of a therapeutic product on patients, in any country, which trial is designed to:

(a)	establish the risk benefit profile of the product;

(b)	define warnings, precaution and adverse reactions that are associated with the product; and

(c)	support Marketing Approval of such product; or

(d)

a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to applicable law or otherwise, including the trials referred to in US Code Title 21 CFR. § 312.21(c), as amended from time to time, or corresponding regulations in jurisdictions outside the US.

1.64	“PTEFb Platform” means Bayer’s PTEFb project, as specified in detail in Exhibit 1.64.

1.65	“PTEFb Technology” means

(a)	Licensed PTEFb Know-How, and

(b)	Licensed Patents Covering Licensed PTEFb Know-How and Bayer PTEFb Compound(s).

1.66

“Regulatory Approval” means any approval, product and/or establishment license, registration or authorization of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the Manufacture, use, storage, transport, and Commercialization of a Licensed Product in a regulatory jurisdiction. For clarity, Regulatory Approvals include any Marketing Approvals.

1.67

“Regulatory Authority” means any government or other agency, department, bureau, commission, council or other entity responsible for the issuance of Regulatory Approvals. Solely for purposes of Sections 6.5 and 6.6, Regulatory Authority shall include the US Securities and Exchange Commission, NYSE, Nasdaq or similar regulatory authorities or organizations, and comparable authorities or organizations in other countries.

1.68	“Right of Reference” has the meaning as that term is defined in 21 C.F.R. §314.3(b).

1.69

“Royalty Term” means, on a country-by-country basis and Licensed Product-by-Licensed Product basis, the period commencing with the First Commercial Sale of such Licensed Product in the relevant country, provided there is a Valid Claim in the relevant country, and ending at the later of (i) expiration of all Licensed Patents with Valid Claims Covering the Licensed Product in the country and (ii) ten (10) years from the First Commercial Sale of such Licensed Product in such country.

1.70	“Senior Executive” shall have the meaning as defined in Section 12.1(b) below.

1.71	[*].

1.72	[*].

1.73	“Term” shall have the meaning as defined in Section 11.2 below.

1.74	“Territory” shall mean all countries of the world.

1.75	“Third Party” means any entity other than Bayer or Vincera and their respective Affiliates.

1.76	“US” means the United States of America and its territories and commonwealths, including, without limitation, the Commonwealth of Puerto Rico.

1.77	“US-GAAP” means US generally accepted accounting principles.

1.78

“Valid Claim” means a claim of an issued and unexpired Licensed Patent (including any patent claim the term of which is extended by any extension, supplementary protection certificate, patent term restoration, or the like), which has not lapsed, been abandoned, been held revoked, or been deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction, or which had not been disclaimed, denied or admitted to being invalid or unenforceable through reissue, reexamination or disclaimer or otherwise; provided that, a pending patent application will only be deemed to be a Valid Claim for up to [*] from the date of filing of the initial priority application, and after [*] such corresponding claim in such pending application will not be deemed to be a Valid Claim anymore, unless and until it subsequently issues.

2.	LICENSE GRANT AND TECHNOLOGY TRANSFER

2.1	Licenses to Vincera.

(a)

Licenses. Subject to the condition precedent in Section 11.1 and to all other terms and conditions of this Agreement, Bayer hereby grants to Vincera a royalty-bearing license under the Licensed Technology to Develop, use, Manufacture and/or Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory. The said license granted to Vincera under this Section 2.1 shall be exclusive (even as to Bayer and its Affiliates) with respect to the Exclusive Technology and non-exclusive with respect to the Non-Exclusive Technology. Such licenses shall include the right to grant sublicenses under the Licensed Technology, subject to the provisions of Section 2.1(b).

(b)

Sublicenses. Vincera shall have the right to sublicense any of Vincera’s rights under the Licensed Technology under this Agreement to (i) any of its Affiliates, or (ii) any Third Party, through multiple tiers of sublicenses, without the consent of Bayer. Each such sublicense shall be consistent with all the terms and conditions of this Agreement, and Vincera shall remain responsible for the performance by all Licensees of its obligations hereunder. At least [*] prior to execution of such sublicense, Vincera will provide Bayer a complete copy of each such sublicense agreement (or amendment) and any associated agreements between it and the Licensee, or between the Licensee and a subsequent Licensee, provided that such agreements or amendments may be redacted to remove confidential or other information that is neither required for Bayer’s review of consistency of the sublicense agreement with the requirements under this Agreement, [*].

(c)	[*]:

(i)	[*].

(ii)	[*].

To the extent Vincera has the right to do so, any such agreed sublicenses will include a non-exclusive license under the Bioconjugate Technology to the extent needed or reasonably useful for the further development, manufacture and commercialization of the relevant Licensed Bioconjugate Product.

(d)

Distribution. The rights and licensed granted to Vincera pursuant to Section 2.1(a) shall include the exclusive right to distribute and sell the Licensed Products in the Field in the Territory through distributors and resellers; provided that, Vincera shall remain responsible for the performance of such distributors and resellers with respect to Vincera’s obligations hereunder.

2.2	[*].

With effect as of the Effective Date, Bayer herewith transfers to Vincera the following parts of Bayer’s license [*] in each case solely to the extent required for the Manufacture of Licensed Compounds and Licensed Products in exercise of the licenses granted by Bayer to Vincera under the Licensed Technology:

-	[*]

-	[*].

With effect as of the Effective Date, Vincera herewith accepts such transfer and assignment of such license and takes over sole responsibility to comply with the obligations under the [*].

2.3	Technology and Material Transfer.

(a)

Within [*] following the Execution Date, Bayer will make the Licensed Know-How listed in Exhibit 2.3.a available to Vincera via release of the relevant documents from the secure data room for download. Additional documents can be made available at any time prior to the Effective Date at Bayer’s sole discretion. In the period from the Execution Date up to the Effective Date, Vincera shall be entitled to use such Licensed Know-How solely for translation of the transferred documents into the English language and for any other activities to support the technology and material transfer. For clarity, the broader licenses under Section 2.1, including any right to use of the Licensed Know-How for the actual start or continuance of a Clinical Trial, as well as any takeover of sponsorship for Clinical Trials, shall only become effective upon the Effective Date.

(b)	Bayer will transfer the other Licensed Technology and related materials to Vincera in accordance with the transfer plan specified in Exhibit 2.3.b.

2.4	[*].

2.5	[*].

2.6

No Further Rights. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license or assignment rights shall be granted or created by implication, estoppel or otherwise. For clarity, Bayer retains the right to use the Exclusive Technology outside the license scope, including for general research.

3.	DEVELOPMENT / DILIGENCE

3.1

Diligence. Vincera (directly or through its Affiliate(s) or Licensee(s)) shall exert Commercially Reasonable Efforts, consistent with its prudent business practices and judgment, to Develop and, to the extent Marketing Approval is obtained, Commercialize, [*], and to obtain such Marketing Approvals as may be necessary for the sale of such Licensed Products. Vincera shall have sole control of, and shall be responsible for, the Development, Manufacture and Commercialization of Licensed Products. All INDs and all Drug Approval Applications will be submitted in the name of Vincera, its Affiliates or Licensees, and all Regulatory Approvals will belong to Vincera, its Affiliates or Licensees. Notwithstanding the foregoing, the Parties acknowledge that there can be scenarios in which it might be commercially reasonable, under certain circumstances, for Vincera to determine [*], and failure under such circumstances to launch such Licensed Product shall not in and of itself be a breach of the diligence obligations under this Agreement.

3.2

Reports. Vincera shall keep Bayer informed of its Development and Commercialization activities with respect to the Licensed Products by annually providing Bayer with a written report stating the status of Development of, and Commercialization activities relating to, such Licensed Products.

3.3

Compliance with Standards. Vincera shall use Commercially Reasonable Efforts to perform all of Vincera’s Development, Commercialization and Manufacturing activities hereunder in accordance with the Act and corresponding laws, regulations and guidelines (including commitments made in Drug Approval Applications and Regulatory Approvals).

4.	CONSIDERATION

4.1

Upfront License Fee. In partial consideration of the licenses and rights granted to Vincera by Bayer under this Agreement, Vincera shall pay to Bayer an upfront license fee of five million US dollars (USD $5,000,000) within [*]. Such upfront license fee will be non-refundable, and as such shall not be subject to any offset, credit, reduction or repayment for any reason whatsoever, whether provided for in this Agreement or not.

4.2

[*] Fee. In further consideration of the licenses and rights granted to Vincera by Bayer under this Agreement, Vincera shall pay to Bayer following achievement of [*] an amount equal to [*]. Vincera will promptly after the Initial Qualified Financing inform Bayer in writing about the amounts secured within the Initial Qualified Financing and will as soon as reasonably possible submit to Bayer the unredacted SEC files relating to such Initial Qualified Financing.

4.3

Milestones. In further consideration of the licenses and rights granted to Vincera by Bayer under this Agreement, Vincera will [*] from the date of an invoice from Bayer following the first occurrence of any of the milestone events specified below, pay to Bayer the following amounts:

(a)	Development milestones with respect to Licensed PTEFb Compounds or Licensed PTEFb Products:

PTEFb Development Milestones	Payments [*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]

(b)	Development milestones with respect to Licensed Bioconjugate Compounds or Licensed Bioconjugate Products:

Bioconjugate Development Milestones	[	*]	[	*]	[	*]	[	*]

Payments [*]
[*]	[*]		[*]		[*]		[*]
[*]	[*]		[*]		[*]		[*]
[*]	[*]		[*]		[*]		[*]
[*]	[*]		[*]		[*]		[*]
[*]	[*]		[*]		[*]		[*]
[*]	[*]		[*]		[*]		[*]
[*]	[*]		[*]		[*]		[*]
[*]	[*]		[*]		[*]		[*]
[*]	[*]		[*]		[*]		[*]
[*]	[*]		[*]		[*]		[*]

(c)

Each of the development milestones shall be payable once upon the first occurrence of the applicable milestone [*], provided that, within the Bioconjugate Technology [*]. For clarity, in the case of Licensed Bioconjugate Products, milestone payments will be triggered by [*].

(d)

The development milestones referring to [*] are intended to be successive, meaning that if any such given development milestone is achieved even though one or more such preceding development milestones have not been triggered so far, then the milestone payment for the precedent milestone(s) shall be due and payable concurrently with the later achieved milestone. [*].

(e)	Commercial sales milestones with respect to Licensed PTEFb Products:

Commercial Sales Milestones	Payments [*]
[*]	[	*]
[*]	[	*]
[*]	[	*]

(f)	Commercial sales milestones with respect to Licensed Bioconjugate Products:

Commercial Sales Milestones	Payments [*]
[*]	[	*]
[*]	[	*]

(g)

Each of the commercial sales milestones shall be calculated on a [*] basis and shall be payable only once upon the first occurrence of the applicable commercial sales milestone [*]. By way of clarity, in the case of Licensed Bioconjugate Products, commercial sales milestone payments will be triggered by the [*].

(h)	[*].

(i)	Vincera will inform Bayer within [*] of the achievement of any of the development and sales-related milestone events specified above.

4.4

Royalties on Net Sales. In further consideration of the licenses and rights granted to Vincera by Bayer under this Agreement, subject to Section 4.5 below, Vincera shall pay to Bayer during the Royalty Term royalties on [*] Net Sales of Licensed Products [*], at the applicable royalty rate tier set forth below in Section 4.4(a).

(a)	Royalty Rates. Vincera shall pay to Bayer royalties on worldwide Net Sales of Licensed Products [*], during the Royalty Term, at the applicable royalty percentage rate set out as follows [*]:

Worldwide Net Sales of Licensed Products in a Calendar Year	Royalty Percentage Rate		Royalty Rate for Licensed Additional Product
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]

[*].

4.5	Royalty Adjustments.

(a)

The royalty rates set forth above will be reduced by [*] on a country-by-country basis and Licensed Product-by-Licensed Product basis when there is no Valid Claim of a Licensed Patent Covering such Licensed Product in the relevant country during the remaining applicable Royalty Term.

(b)

If Vincera is required to pay (whether by written agreement or court order) for a license or other rights under any Third Party intellectual property to make use of the Licensed Technology for Development, use, Manufacturing, or Commercializing a Licensed Product in the Field within the Territory as contemplated under this Agreement, Vincera may deduct from the royalty payments [*], provided that in no event shall Vincera reduce the royalties payable to Bayer by more than [*] of the royalties otherwise payable.

(c)	In no event shall the combination of royalty reductions allowed per Sections 4.5(a) and 4.5(b) reduce the total royalties payable to Bayer by more than [*].

5.	PAYMENTS

5.1

Royalty Reports and Payments. Vincera shall make royalty payments to Bayer within [*] after the date of an invoice from Bayer, which Bayer will submit for each [*] in which Net Sales occurred following receipt of the report from Vincera. Such report summarizing the Net Sales of each Licensed Product during the relevant [*] on a country-by-country basis shall be delivered by Vincera to Bayer within [*] following the end of each [*] for which royalties are due. Such report shall include, without limitation,

(a)	the gross sales of Licensed Products and Net Sales during the most recently completed [*] and the royalties payable with respect thereto;

(b)	the number of each type of Licensed Products sold on a country-by-country basis;

(c)	The method used to calculate Net Sales and royalties; and

(d)	The exchange rates used.

5.2	[*]

provided that the upfront payment shall include a reference to this Agreement and its Parties as well as to [*] (or such other person as may be specified in writing by Bayer to Vincera from time to time) as Bayer contact person.

5.3

Payments; Interest. Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day. All payments not made by [*] date shall be subject to late payment interest at the United States Secured Overnight Financing Rate (SOFR), currently published on Bloomberg screen <SOFRRATE Index>, fixed two Business Days prior to the due date and reset to the prevailing SOFR at monthly intervals thereafter plus a premium of [*] (or the maximum applicable legal rate of interest if lower). Interest shall be calculated based on the actual number of days in the interest period divided by 360 and shall be calculated from the due date (inclusive) until the date of payment (exclusive). If the prevailing one (1) month USD LIBOR rate is below zero, this rate will be deemed to be zero. The payment of such interest shall not limit Bayer from exercising any other rights it may have as a consequence of the lateness of any payment.

5.4

Taxes: All agreed prices are exclusive of “VAT” (European Value Added Tax, goods and service tax and similar taxes). If VAT is applicable, VAT shall be invoiced additionally acc. to the applicable VAT law. Such VAT shall be paid to [*] and after receipt of a corresponding invoice. Bayer shall issue correct invoices in accordance with the applicable VAT law.

Any Party required to make a payment under this Agreement shall be entitled to deduct and withhold from the amount payable the tax which the paying party is liable on behalf of payee under any provisions of tax law. If the withholding tax rate is reduced according to the regulations in the Double Tax Treaty or local law, no deduction shall be made or a reduced amount shall be deducted only if paying party is timely furnished with the necessary documents by payee issued from the relevant tax authority which certify that the payment is exempt from tax or subject to a reduced tax rate. Any withheld tax shall be treated as having been paid by paying party to payee for all purposes of this Agreement. Paying Party shall timely forward the tax receipts certifying the payments of withholding tax on behalf of payee. Paying Party shall assist payee with regard to all procedures required in order to obtain a withholding tax relief or withholding tax reimbursement by relevant tax authorities. Any withholding taxes due to the assignment of this Agreement by the paying Party that would not have applied without such assignment shall be borne by the paying Party unless the payee has approved or requested this assignment.

5.5

Payment Currency. All royalties due hereunder will be paid to Bayer in US Dollars. Where the payments due are calculated based on a currency other than US Dollars, the amount due will be converted to US Dollars using the EUR cross-rates basing on average exchange reference rates of the European Central Bank Frankfurt/Main, Germany for the applicable [*] as published, in the absence of manifest error, by the European Central Bank on its website (http://www.ecb.int), being currently available under the following link: http://sdw.ecb.europa.eu/browse.do?node=9691296.

If no US Dollar foreign exchange rate is determined by the ECB for the relevant currency, the quarterly average exchange rate based upon the currency exchange rate as published by Reuters shall be used.

5.6

Records of Revenues and Expenses. Vincera shall maintain complete and accurate records which are relevant to the calculation of the success fee for Initial Qualified Financing as well as of the royalties payable by Vincera to Bayer on Net Sales of Licensed Products under this Agreement, and such records shall be in accordance with US-GAAP and open during reasonable business hours for a period of [*] from creation of individual records for examination at Bayer’s expense and not more often than [*] by an independent certified public accountant selected by Bayer and acceptable to Vincera for the sole purpose of verifying for Bayer the correctness of calculations of royalties and classifications of such Net Sales under this Agreement. Bayer shall bear its own costs related to such audit; provided that, for any underpayments by Vincera of royalties to Bayer [*] that is identified based on such audit that are greater than [*], Vincera shall pay Bayer [*]. For any underpayments by Vincera found under this Section 5.6, Vincera shall pay Bayer the amount of such underpayment. Any overpayments by Vincera will, at Vincera’s option, be refunded to Vincera or credited to future royalties. Any records or accounting information received from Vincera shall be Vincera’s Information, and the accountant will sign a confidentiality agreement in form and substance that is reasonably satisfactory to Vincera prior to beginning the audit. Results of any such audit shall be provided to both Parties and shall also be deemed Information for purposes of Section 6.1.

6.	CONFIDENTIALITY

6.1

Confidential Information. Except as expressly provided herein, the Parties agree that, for [*], the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Information furnished to it by the disclosing Party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving Party by competent proof that such Information:

(a)	is or becomes public or available to the general public other than through the act or default of the receiving Party;

(b)

is obtained by the receiving Party or any of its Affiliates from a Third Party who is lawfully in possession of such Information and is not subject to an obligation of confidentiality or non-use owed to the disclosing Party or others;

(c)

is previously known to the receiving Party or any of its Affiliates prior to disclosure to the receiving Party by the disclosing Party under this Agreement, as shown by written evidence, and is not obtained or derived directly or indirectly from the disclosing Party;

(d)	is independently developed by the receiving Party or any of its Affiliates without the use of or reliance on any Information provided by the disclosing Party hereunder.

6.2

Public Domain. For the purposes of this Agreement, specific information disclosed as part of the Information shall not be deemed to be in the public domain or in the prior possession of the receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the receiving Party.

6.3

Legal Disclosure. If the receiving Party becomes legally required to disclose any confidential Information provided by the disclosing Party, the receiving Party will give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning such disclosure and/or waive compliance with the non-disclosure provision of this Agreement. The receiving Party will reasonably cooperate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the disclosing Party waives such compliance, the receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Information.

6.4

Permitted Use and Disclosures. Except as expressly provided otherwise in this Agreement, the receiving Party may disclose Information of the disclosing Party as expressly permitted by this Agreement (including Sections 6.1 and 6.3) and as follows:

(a)	to the extent such use or disclosure is reasonably necessary in complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities;

(b)

to Third Parties under appropriate terms and conditions including confidentiality provisions substantially equivalent to those in this Agreement for consulting, Manufacture, Development, external testing, clinical trials and Commercialization with respect to Licensed Compounds and/or Licensed Products, or otherwise as is reasonably necessary to exercise the rights and licenses granted herein;

(c)

to employees, officers, directors and agents of the receiving Party who have a need to know the Information for purposes of this Agreement, provided such employees, officers, directors and agents are bound by appropriate confidentiality obligations substantially equivalent to those in this Agreement;

(d)

to licensees and collaboration partners of either Party, to potential licensees and collaboration partners in the context of a due diligence review; to actual and potential financial investors, lenders and acquirers, and to advisors and consultants, provided such Third Parties are bound by appropriate confidentiality obligations substantially equivalent to those in this Agreement; and

(e)

to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental or tax regulations, obtaining Regulatory Approval, and/or conducting preclinical or clinical studies;

provided that, if the receiving Party is required to make any such disclosure of the disclosing Party’s Information, other than as expressly provided in this Agreement, it will give reasonable advance notice to the disclosing Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Information prior to its disclosure (whether through protective orders or otherwise).

6.5

Public Disclosure. Except as otherwise required by law or Regulatory Authority, neither Party shall issue a press release or make any other public disclosure concerning this Agreement without the prior written approval of such press release or public disclosure by the other Party. Each Party shall submit any such press release or public disclosure to the other Party for its prior review and approval, which approval shall not be unreasonably withheld. If the receiving Party does not respond within [*] Business Days from submission, the press release or public disclosure shall be deemed approved. If Vincera intends to issue a press release following conclusion of this Agreement, the foregoing timelines shall not apply if the wording has been agreed between the Parties prior to the Effective Date. The contents of any such announcement or similar publicity that has been reviewed and approved by the reviewing Party can be re-released by either Party via the same communication channels without a requirement for re-approval. The principles to be observed by Bayer and Vincera in public disclosures with respect to this Agreement shall be: accuracy, compliance with applicable legal and regulatory requirements, the requirements of confidentiality under this Article 6 and normal business practice in the pharmaceutical industry for disclosures by companies comparable to Bayer and Vincera. Notwithstanding the foregoing, either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with law or Regulatory Authority or for appropriate market disclosure. It is understood, however, that unless required by law or Regulatory Authority, the Parties shall not disclose the specific financial terms and conditions of this Agreement. In addition, if a public disclosure is required by law or Regulatory Authority, including without limitation in a filing with the US Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

6.6

Confidential Terms. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other Party; except that disclosures may be made as required by securities or other applicable laws or Regulatory Authority, or to actual or prospective investors, Licensees, acquirors, lenders or corporate partners, or to a Party’s accountants, attorneys and other professional advisors, subject to appropriate redactions on a need-to-know basis and in consideration of legitimate confidentiality interest of the other Party.

6.7	Survival. This Article 6 will survive expiry or termination of this Agreement for any reason.

7.	PHARMACOVIGILANCE

7.1	For clarity, this Section 7 shall apply only to BAY 1251152.

7.2

Within a period of [*] from the Effective Date, the Parties will conclude a Pharmacovigilance Agreement to govern the investigation of and action to be taken with regard to adverse experience reports related to BAY 1251152, such that each of the Parties can comply with its legal obligations worldwide (the “Pharmacovigilance Agreement”), such Pharmacovigilance Agreement to be promptly amended as changes in legal obligations require or as otherwise agreed by the Parties.

7.3	The Pharmacovigilance Agreement will

(a)	define responsibilities for adverse experience handling for initial, follow-up and/or periodic submission to Regulatory Authorities of significant information on BAY 1251152; and

(b)

include arrangements for the exchange of serious and non-serious cases including formats and timelines, periodic safety update reports, periodic reports and answers to safety related queries by Regulatory Authorities.

7.4	With regard to BAY 1251152, any transfer of drug product vials and sponsorship of clinical studies to Vincera requires prior execution of the Pharmacovigilance Agreement.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:

(a)	It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation;

(b)

It is duly authorized to execute and deliver this Agreement and perform its obligations hereunder, and the person or persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate action; and

(c)	This Agreement is legally binding upon it, enforceable in accordance with its terms.

8.2	Bayer. Bayer represents, warrants and covenants as of the Effective Date that:

(a)

the patents and patent applications described in Exhibits 1.44.A and 1.44.B are the only patents and patent applications owned or Controlled by Bayer or its Affiliates that, if not for this Agreement, would be infringed by the use of the Licensed Technology or Bayer Compounds for Development, use, Manufacture or Commercialization of Licensed Products;

(b)

Bayer and its Affiliates exclusively Control all right, title and interest in and to the Licensed Patents, and Bayer has all authorizations from its Affiliates to grant the licenses under the Licensed Patents to Vincera in accordance with its obligations under this Agreement; the Affiliates and other co-owners and co-applicants of such Licensed Patents do not have the ability to revoke or modify against Bayer’s direction those Licensed Patents in a way that would conflict with Bayer’s obligations under this Agreement;

(c)

Neither Bayer nor its Affiliates have previously (i) licensed, assigned, transferred or otherwise conveyed any right, title or interest in, to or under the Licensed Patents Rights, or (ii) granted any rights to any Third Party which in any way legally conflict with the licenses and rights granted to Vincera under this Agreement;

(d)	The Licensed Patents are free and clear of any liens, charges and encumbrances that would conflict with the license grants to Vincera hereunder;

(e)

Neither Bayer nor its Affiliates have received any written notice of any existing or threatened actions, suits or other proceedings pending against it with respect to the Licensed Patents, Licensed Compound or Licensed Product;

(f)

Neither Bayer nor its Affiliates have received written notice from a Third Party claiming that a patent owned by such Third Party would be infringed by the manufacture, use, sale, offer for sale or import of the Licensed Compound or Licensed Product in the Territory;

(g)

To the knowledge of Bayer, the Licensed Patents and Licensed Know-How include all Know-How owned or licensed by Bayer and its Affiliates that is required to Develop, use, Manufacture and Commercialize the Licensed Products in the Field in the Territory;

(h)

To the knowledge of Bayer, the Exclusive Technology and Non-Exclusive Technology Controlled by Bayer and its Affiliates includes all technology that is necessary or reasonably useful to Develop, use, Manufacture and Commercialize the Licensed Products comprising a Bayer Compound in the Field in the Territory;

(i)	To the knowledge of Bayer, Bayer and its Affiliates have complied with all laws applicable to the prosecution and maintenance of the Licensed Patents; and

(j)

To the knowledge of Bayer, Bayer and its Affiliates have obtained assignments from the inventors of all rights and embodiments in and to the Licensed Patents, and the inventorship of the Licensed Patents is properly identified on each issued Licensed Patent or application.

8.3	Vincera. Vincera represents, warrants and covenants as of the Effective Date that:

(a)	Vincera has provided to Bayer a true and complete copy of the Merger Agreement; and

(b)

the Merger Agreement is valid, binding and enforceable according to its terms, and Vincera is not in breach of, and has not received any notice of any default, breach or violation under, the Merger Agreement.

8.4	Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT IS OR SHALL BE CONSTRUED AS:

(a)	A WARRANTY OR REPRESENTATION BY BAYER AS TO THE SCOPE OF ANY LICENSED PATENT;

(b)

A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY OF THIRD PARTIES;

(c)	A REQUIREMENT THAT BAYER OR VINCERA SHALL FILE ANY PATENT APPLICATION, SECURE ANY PATENT OR MAINTAIN ANY PATENT IN FORCE;

(d)	AN OBLIGATION TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT;

(e)

GRANTING BY IMPLICATION, ESTOPPEL, OR OTHERWISE, ANY LICENSES OR RIGHTS UNDER PATENTS OR KNOW-HOW OF BAYER OTHER THAN THE ASSIGNMENT, LICENSES AND COVENANTS NOT TO SUE EXPRESSLY CONVEYED IN ARTICLE 2; OR

(f)	A REPRESENTATION OR WARRANTY BY BAYER OF THE ACCURACY, SAFETY, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF ANY BAYER KNOW-HOW AT ANY TIME MADE AVAILABLE BY BAYER.

8.5

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, BAYER SHALL HAVE NO LIABILITY WHATSOEVER TO VINCERA OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON, VINCERA OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE OR SALE OF ANY LICENSED PRODUCT OR THE PRACTICE OF THE LICENSED PATENTS; OR (B) THE USE OF ANY BAYER KNOW-HOW.

9.	INTELLECTUAL PROPERTY

9.1

Ownership of Inventions, Improvements and Know How. Any inventions, Improvements and Know How invented, discovered, developed, created, conceived or reduced to practice or acquired by or on behalf of Vincera relating to the Licensed Compounds and/or the Licensed Products shall be solely owned by Vincera.

9.2

Patent Filings for Improvements. Vincera shall be responsible, at its sole discretion and at its own cost, to prepare, file, prosecute and maintain Patents to cover Improvements owned by Vincera relating to the Licensed Compound and/or the Licensed Product in the Field in the Territory.

9.3	Filing, Prosecution and Maintenance of Licensed Patents.

(a)

Vincera is responsible for the filing, prosecution and maintenance of the Licensed Patents, through an outside patent counsel of its choice, and shall bear all costs thereof, including managing / settling any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing, and listing in regulatory publications or the FDA Orange Book. Vincera shall (a) keep Bayer properly informed as to the filing, prosecution and maintenance of any Licensed Patents, including the status thereof, and provide to Bayer copies of all correspondence to or from any patent office related thereto, (b) provide Bayer with copies of, and reasonable time (if possible no less than [*]) to review and comment upon any documents intended for submission to any patent office, including any divisional, continuation or continuation-in-part patent application of any Licensed Patent, prior to submission; (c) furnish to Bayer copies of documents related to any filing, prosecution and maintenance of such Licensed Patents; (d) provide Bayer with a copy of each patent application or other submission as filed, together with notice of its filing date and serial number; and (e) incorporate reasonable comments of Bayer on documents to be filed with any patent office that would affect Bayer’s rights in such Licensed Patents hereunder unless such comments would adversely affect Vincera’s rights hereunder. Bayer shall bear its own legal costs.

(b)

Vincera agrees to seek and maintain, in its reasonable discretion, the strongest patent protection possible and to use reasonable endeavors to ensure that Licensed Products are Covered by Licensed Patents. Vincera may decide at its sole discretion whether and in which countries it wishes to file, nationalize, further prosecute or maintain a Licensed Patent. If Vincera chooses not to file, nationalize, further prosecute or maintain a Licensed Patent in a certain country, it shall inform Bayer thereof sufficiently in advance and at least [*] in advance of any associated filing or payment deadline, and Bayer shall have the right to file, prosecute, or maintain, in its sole name and at its cost, such Licensed Patents in the respective countries where Vincera does not want to file, prosecute, or maintain, and such Licensed Patent(s) in such countries shall be removed from the grant of rights provided to Vincera in this Agreement. Vincera shall cooperate in all reasonable respects with Bayer’s prosecution of any such Licensed Patents at the expense of Bayer. Transfer costs imposed by the respective patent attorneys and registration costs imposed by the respective public registers shall be borne by Bayer.

9.4	Patent Enforcement of Licensed Patents.

(a)

Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any Third Party infringement of the Licensed Patents, such notice to include reasonable evidence of such infringement. Neither Party shall notify a Third Party of such infringement of Licensed Patents without the consent of the other Party, such consent not to be unreasonably withheld. The Parties shall use reasonable efforts and cooperation to terminate such infringement without litigation.

(b)

Vincera Right to Enforce. So long as Vincera remains the exclusive licensee of the Licensed Patents in the Field in the Territory, Vincera, to the extent permitted by law, shall have the first right (but not the obligation), under its own control and at its sole expense, to prosecute any Third Party infringement of the Licensed Patents in the Field in the Territory, subject to Section 9.4.5. If required by law, Bayer shall permit any action under this Section 9.4 to be brought in its name, including being joined as a party-plaintiff, provided that, Vincera shall hold Bayer harmless from, and indemnify Bayer against, any reasonable costs, expenses, or liability that Bayer incurs in connection with such action. Prior to commencing any such action, Vincera shall consult with Bayer and shall consider the views of Bayer regarding the advisability of the proposed action and its effect on the public interest. Vincera shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of Bayer, such consent not to be unreasonably withheld, if such settlement, consent judgment or other voluntary disposition would materially and adversely affect the interests of Bayer.

(c)

Bayer Right to Enforce. If Vincera does not stop the Third Party infringement, or fails to have initiated an infringement action, within a reasonable time, but no longer than (i) [*], after Vincera first becomes aware of the basis for such action or (ii) [*] before the time limit, if any, set forth in the applicable laws in regulations for the filing of such actions, whichever comes first, Bayer shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense.

(d)

Declaratory Judgment Actions. If a Patent Challenge is brought against Bayer or Vincera by a Third Party, Bayer, at its option, shall have the right within [*] after commencement of such action to take over the sole defense of the action at its own expense. If Bayer does not exercise this right, Vincera may, at its option, take over the sole defense of the action with respect to the relevant Licensed Patent(s) at Vincera’s sole expense. Vincera will immediately notify Bayer in the event that a Patent Challenge is brought against Vincera.

(e)

Recovery. All monies recovered upon the final judgment or settlement of any such suit or action to enforce the Licensed Patents in the Field in the Territory shall be applied in the following order of priority: (i) first, the Party bringing the suit or action shall be reimbursed for all costs and expenses (including but not limited to reasonable attorney’s fees and costs) incurred in connection with such suit or action, then to the costs and expenses (if any) of the other Party; and (ii) any amounts remaining shall be allocated [*].

(f)

Cooperation. Each Party agrees to cooperate in any action under this Article 9 which is controlled by the other Party, provided that, the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

(g)

Settlement. The Party that controls the prosecution of a given suit or action shall also have the right to control settlement of such suit or action; provided that, if one Party controls, no settlement shall be entered into without the written consent of the other Party (which consent shall not be unreasonably withheld) if such settlement would [*].

9.5

Infringement of Third Party Patents. If a Party becomes aware that a Third Party is asserting that a Patent or other intangible right owned by it is infringed by the Licensed Product in the Field in the Territory, such Party shall promptly notify the other Party in writing setting forth the facts of such claim in reasonable detail. In such a case, subject to Sections 10.1 and 10.3 of this Agreement, (i) Vincera shall defend against any such assertions or any action relating thereto at its cost and expense; (ii) Bayer shall against reimbursement of Bayer’s costs render such assistance as may reasonably be requested in connection with any such action taken by Vincera, and (iii) no settlement may be entered into without the written consent of Bayer, if such settlement, consent to judgment, or other voluntary final disposition would result in the admission of any liability or fault on behalf of Bayer, or would result in or impose any payment obligations upon Bayer. The costs of any such settlement (including, without limitation, damages, expense reimbursements, compliance, future royalties or other amounts) shall be paid by Vincera. Subject to Sections 10.1 and 10.3, in the event that Vincera does not defend such action in accordance with this Section 9.5, then, except as set forth in this Section 9.5, Bayer shall have the right, but not the obligation, to initiate or continue a defense at its cost and expense. In such event, Vincera shall render such assistance as may reasonably be requested in connection with any such action taken by Bayer.

9.6

Common Interest. All non-public information exchanged between the Parties or obtained or received by either Party from the other Party’s outside patent counsel regarding preparation, filing, prosecution or maintenance of the Licensed Patents, and all shared information regarding analyses or opinions of Third Party intellectual property, will be deemed Confidential Information. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents or the Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

10.	INDEMNIFICATION / LIMITATION OF LIABILITY

10.1

Bayer. Bayer shall indemnify, defend and hold harmless Vincera and its directors, officers, employees and agents (each a “Vincera Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) (“Liability”) resulting from a claim, suit or proceeding made or brought by a Third Party against a Vincera Indemnitee arising from or occurring as a result of (i) the gross negligence or willful misconduct of a Bayer Indemnitee, or (ii) any breach of the representations, warranties, covenants and agreements of Bayer set forth in this Agreement, except to the extent such Liability falls within the scope of the indemnification obligations of Vincera set forth in Section 10.2.

10.2

Vincera. Vincera shall indemnify, defend and hold harmless Bayer and its directors, officers, employees and agents (each a “Bayer Indemnitee”) from and against any and all Liability resulting from a claim, suit or proceeding made or brought by a Third Party against a Bayer Indemnitee, arising from or occurring as a result of (i) any breach of the representations, warranties, covenants and agreements of Vincera set forth in this Agreement, (ii) the gross negligence or willful misconduct of a Vincera Indemnitee, or (iii) any Development, use, Manufacture or Commercialization of any Licensed Product by Vincera or its Affiliates and Licensees (including, without limitation, product liability claims), except to the extent such Liability falls within the scope of the indemnification obligations of Bayer set forth in Section 10.1.

10.3

Procedure. Each Party, as an indemnifying party (an “Indemnifying Party”), shall not be permitted to settle or compromise any claim or action giving rise to a claim for indemnification hereunder in a manner that imposes any restrictions or obligations on the indemnified party (an “Indemnified Party”), without the other Party’s prior written consent. The Indemnifying Party shall be permitted to control any litigation or potential litigation involving the defense of any claim subject to indemnification pursuant to this Section 10.3, including the selection of counsel, with the reasonable approval of the Indemnified Party. If an Indemnifying Party fails or declines to assume the defense of any such claim or action within [*] after notice thereof, the Indemnified Party may assume the defense of such claim or action at the cost and risk of the Indemnifying Party. The indemnification rights of an Indemnified Party contained in this Agreement are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise. The Indemnifying Party will pay directly all costs, expenses, liabilities and charges incurred for defense or negotiation of any claim hereunder or will reimburse the Indemnified Party for all documented costs, expenses, liabilities and charges incident to the defense or negotiation of any such claim within [*] after the Indemnifying Party’s receipt of invoices for such fees, expenses, liabilities and charges.

10.4

Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, BUSINESS INTERRUPTION, EXEMPLARY OR INDIRECT DAMAGES, ARISING UNDER STATUTE, IN TORT, OR CONTRACT. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CLAIMS FOR LOST PROFITS ARISING UNDER STATUTE, IN TORT, OR IN CONTRACT. THE FOREGOING LIMITATIONS WILL NOT APPLY TO LIMIT ANY PARTY’S LIABILITY WITH RESPECT TO (A) A THIRD PARTY CLAIM, (B) FRAUD, OR (C) CRIMINAL ACTS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, BAYER’S AGGREGATE LIABILITY HEREUNDER SHALL NOT EXCEED [*].

10.5	Insurance.

(a)

Subject to the proceeding subsection, each Party, at its own expense, shall obtain and maintain product liability insurance during the term of this Agreement for claims related to bodily injury or death caused by the Licensed Product. Upon request, each Party shall provide the other Party with a copy of the respective policy of its product liability insurer.

(b)

In lieu of the insurance coverage described in the preceding subsection, Bayer shall have the right to undertake a program of self-insurance to cover its obligations hereunder, with financial protection comparable to that arranged by it for its own protection with regard to other products in its portfolio.

11.	TERM AND TERMINATION

11.1

Effective Date. With the exception of the second sentence of this Section 11.1, this Agreement shall commence subject to, and with effect as of, the date of fulfilment of the following condition precedent, but in no event earlier than the Execution Date:

(a)	that Vincera will by, at the latest, 31 December 2020, have secured the Initial Qualified Financing.

(“Effective Date”).

Section 2.3(a) shall already commence upon the Execution Date, provided that

(i)	Sections 6, 8.4, 10.2, 10.4, 11.3-11.7 and 12 shall also already apply upon the Execution Date with respect to the Licensed Know-How transferred by Bayer to Vincera prior to the Effective Date; and

(ii)

in case that Vincera does not achieve the above condition precedent, the provisions on termination by Vincera for convenience shall apply mutatis mutandis as to the consequences of termination (Section 11.7).

11.2

Term. This Agreement shall, unless earlier terminated as provided in this Article 11, continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis from the Effective Date until there are no remaining royalty payment obligations under Article 4 in the relevant country, at which time the Agreement shall expire in its entirely in such country (the “Term”).

11.3	Termination for Cause.

(a)

Subject to sentence 2 of this Section 11.3 a) and to Section 11.3 b) and c), either Party shall be entitled to terminate this Agreement in its entirety, or on a Licensed Technology-by-Licensed Technology or Licensed Product-by-Licensed Product basis, as provided herein, by written notice to the other with immediate effect if the other Party materially breaches any of its material obligations under this Agreement [*] and, if such material breach is curable, such material breach is not cured within [*] following receipt of written notice from the non-breaching Party, which notice shall specify in reasonable detail the nature of the material breach and demand its cure. The non-breaching Party may only terminate the Agreement on a Licensed Technology-by-Licensed Technology or Licensed Product-by-Licensed Product basis based on the specific Licensed Technology or Licensed Products to which such material breach primarily relates, unless such material breach is of such a nature, repetition and/or duration that it substantially undermines the benefits reasonably expected to be realized by the non-breaching Party from the Agreement, taken as a whole.

(b)

Notwithstanding the foregoing, if either Party is alleged to be in material breach as provided herein and disputes such allegation in good faith and on the basis of detailed reasons through the dispute resolution procedures set forth in Section 12.1(b), then the beginning of the cure period shall be tolled for so long as the matter is in the escalation process of Section 12.1(b). If the Parties are unable to resolve such dispute through such process and the allegedly breaching Party submits such dispute to arbitration pursuant to Section 12.1(c), then any termination submitted following the end of the cure period shall only become effective as of the date of delivery of the arbitration award confirming the material breach.

(c)

Bayer shall be entitled to terminate this Agreement in its entirety with immediate effect if Vincera commits a material breach of its overall payment obligations under this Agreement and such material breach is not cured within [*] following Vincera’s receipt of written notice thereof from Bayer. In such event, Section 11.3(b) shall not apply, provided that if the allegedly breaching Party disputes in good faith and on the basis of detailed reasons whether the payment obligations allegedly breached have in fact become due and payable, then Section 11.3(b) shall apply.

(d)

Nothing in Section 11.3 shall restrict the ability of a Party to seek damages or other remedies for losses suffered by such Party as a result of a material breach of this Agreement by the other Party regardless of whether such material breach would give rise to a right of termination as provided in Sections 11.3(a) and 11.3(c).

11.4

Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within [*] days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within [*] days thereafter, the other Party may immediately terminate this Agreement effective upon written notice of such termination.

11.5

Termination for challenge. Bayer may terminate this Agreement in its entirety or on a Licensed Technology-by-Licensed Technology basis by written notice with immediate effect if Vincera takes any action, serves any notice or commences any proceedings seeking to revoke or challenge the validity of any Licensed Patents or if it procures or assists an Affiliate of Vincera or a Third Party (including its Licensees) to take any such action (“Patent Challenge”). If a Licensee of Vincera challenges the validity, scope or enforceability of or otherwise opposes any Licensed Patent under which such Licensee is sublicensed, then Vincera shall, upon written notice from Bayer, [*]. Vincera shall include provisions in all agreements under which a Third Party obtains a license under any Licensed Patents providing that if the Licensee challenges the validity or enforceability of or otherwise opposes any such sublicensed Licensed Patent, [*].

11.6	Termination for Convenience. Vincera may on [*] written notice to Bayer terminate this Agreement for any reason.

11.7	Effect of Termination and Expiration.

(a)

Accrued Rights and Obligations. Termination of this Agreement for any reason (whether in its entirety or on a Licensed Technology-by-Licensed Technology or Licensed Product-by-Licensed Product basis) shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach. If a license to intellectual property rights survives expiration or termination, Vincera may continue to exploit such license.

(b)

Expiration. Following expiration (but not after early termination) of this Agreement on a country-by-country basis and Licensed Product-by-Licensed Product basis, the rights and licenses granted by Bayer to Vincera under this Agreement shall convert to non-exclusive, irrevocable, royalty-free, fully paid-up rights and licenses, with the right to grant sublicenses (through multiple tiers), including under any then-existing Licensed Know-How, to continue to Develop, use, Manufacture and/or Commercialize the relevant Licensed Product in the relevant country.

(c)

Sublicenses. Upon termination of this Agreement (whether in its entirety or on a Licensed Technology-by-Licensed Technology or Licensed Product-by-Licensed Product basis), all sublicenses shall terminate, provided that, if any Licensee is in compliance in all material aspects with the terms of its sublicense in effect on the date of termination, Bayer will grant such Licensee that so requests a license with terms substantially similar to this Agreement. In no event shall the obligations of Bayer to such Licensee exceed the obligations of Bayer to Vincera under the applicable portions of this Agreement.

(d)

Wind-down; Return of Licensed Know-How. Upon termination of this Agreement (whether in its entirety or on a Licensed Technology-by-Licensed Technology or Licensed Product-by-Licensed Product basis), (i) the licenses granted hereunder shall terminate with respect to the terminated portion of the Agreement, and (ii) Vincera and its Affiliates and (subject to Section 11.7(c)) its Licensees shall wind down all Development and Commercialization activities related to the terminated portion of this Agreement, and return to Bayer all Licensed Know-How that relates solely to such terminated portion of this Agreement, as soon as reasonably practicable but in any event not longer than [*] following termination, subject to compliance with ethical and legal requirements. Any Net Sales made during this wind-down period shall be treated as Net Sales and royalties thereon shall be paid to Bayer.

(e)

Termination under Section 11.6 or of Bayer under Sections 11.3-11.5. The following provisions shall additionally apply if Vincera terminates this Agreement pursuant to Section 11.6 or of Bayer under Sections 11.3-11.5:

(i)

Effective as of such termination, to the extent it has the right to do so Vincera shall, and it hereby does, grant to Bayer a non-exclusive, royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicense, under any then existing intellectual property Controlled by Vincera that covers any Licensed Products to which such termination relates that are under Development or in Commercialization by Vincera at the time of termination and that is necessary to Develop, use, Manufacture and/or Commercialize such Licensed Products in the Field in the Territory. Furthermore, to the extent it has the right to do so Vincera grants to Bayer an exclusive option to obtain an exclusive license under such intellectual property [*]. Bayer may exercise such option on a Licensed Technology-by-Licensed Technology and Licensed Product-by-Licensed Product basis as follows: for the Bioconjugate Technology or any related Licensed Products within [*] after the termination date and for the PTEFb Technology or any related Licensed Products within [*] after the termination date.

(ii)

To the extent permitted by applicable law, Vincera shall, as directed by Bayer, promptly as practicable (and in any event within [*]) after such termination, and solely with respect to Licensed Technology and/or Licensed Products to which any such termination relates: (A) deliver to Bayer true, correct and complete copies of all regulatory filings and registrations (including NDAs and Regulatory Approvals) for any such Licensed Products, and (B) transfer or assign, or cause to be transferred or assigned, to Bayer or its designee (or to the extent not so assignable, take all reasonable actions to make available to Bayer or its designee the benefits of) all regulatory filings and registrations (including NDAs and Regulatory Approvals) for any such Licensed Product, whether held in the name of Vincera, its Affiliates or, subject to Section 11.7(c), Licensees; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance to Bayer of rights under this Section 11.7(e)(ii); provided

(iii)

in the event of a termination by Vincera under Section 11.6, Bayer reimburses Vincera for all of Vincera’s costs associated with any of the foregoing deliveries, transfers, assignments, registrations, actions or executions described in (A) through (C).; or

(iv)

in the event of a termination by Bayer under Sections 11.3-11.5, Bayer pays Vincera for the value of such regulatory filings and registrations, which shall be negotiated by the Parties in good faith based on the amount a Third Party would be willing to pay for such regulatory filings and registrations, provided that, if the Parties are unable to agree on value within [*] of such termination (or such other period as mutually agreed upon by the Parties), then [*]. The Parties shall share equally in any fees or expenses in connection with [*]. For clarity, Bayer may decide in its sole discretion whether or not to acquire such regulatory filings and registrations under the terms of [*].

(v)

Vincera shall, as directed by Bayer, either (i) complete or wind-down any ongoing Development activities with respect to the Licensed Product to which such termination relates in an orderly fashion or (ii) promptly transition such Development activities to Bayer or its designee, with due regard for patient safety and in compliance with all applicable laws, rules and regulations and international guidelines; provided Bayer reimburses Vincera for all costs of transitioning such Development activities.

(vi)

Bayer shall have the right, but not the obligation, to purchase from Vincera any or all usable clinical and/or commercial inventory of Licensed Product to which such termination relates in Vincera’s or its Affiliates’ possession as of the date of termination. Clinical and commercial inventory shall be provided at a transfer price equal to Vincera’s cost of goods, without mark-up or profit margin. Any packaging, transport, insurance and other costs relating to delivery shall be at Bayer’s expense.

(vii)

If Vincera was, prior to termination, Manufacturing, or having Manufactured on its behalf, any clinical or commercial quantities of Licensed Product to which such termination relates for use or distribution in the Territory, then at Bayer’s request, and until the earlier of (A) such time as Bayer has secured another source of such Licensed Product that is able to meet Bayer’s Licensed Product quality and quantity requirements, and (B) [*] after such termination, Vincera shall use Commercially Reasonable Efforts to supply, or cause to be supplied, to Bayer such quantities of such Licensed Product as Bayer may reasonably require for the Development and Commercialization of such Licensed Product; provided that Bayer shall use Commercially Reasonable Efforts to secure another source of supply of such Licensed Product as soon as reasonably practicable. Clinical and commercial material supplied pursuant to Section 11.7(e)(iv) shall be provided at a transfer price equal to [*].

11.8

Survival. Sections 2.4, 6, 8, 9.1, 10, 11.7 and 12 of this Agreement shall survive expiration or termination of this Agreement for any reason, to the extent that such provisions, by their nature, are intended to survive expiration or termination.

12.	MISCELLANEOUS

12.1	Governing Law; Dispute Resolution.

(a)

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

(b)

The Parties shall first attempt to resolve any dispute, controversy, or claim arising in connection with this Agreement, including any such dispute, controversy, or claim related to compliance with the terms of this Agreement, or the validity, breach, termination or interpretation of this Agreement, promptly by negotiations between the Chief Executive Officer of Vincera, or such other officer designated by the Chief Executive Officer of Vincera from time to time, and a senior executive of Bayer, each with authority to resolve the dispute, controversy, or claim (each a “Senior Executive”). The Senior Executives shall have [*] in which to meet in good faith to resolve the dispute, controversy, or claim. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Senior Executives are unable to resolve the dispute within such time period, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement. Notwithstanding anything in this Agreement to the contrary, Vincera and Bayer shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

(c)

In the event a dispute, controversy, or claim under this Agreement is not settled within the [*] meeting by the Senior Executives, then the Parties shall submit such dispute, controversy, or claim to arbitration in New York City, New York, which shall be conducted according to the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (“ICC”) by a panel of three (3) arbitrators (except as stated below) appointed in accordance with said Rules, save that the third arbitrator, who will act as president of the arbitral tribunal, shall not be appointed by the International Court of Arbitration, but by the two arbitrators which have been appointed by either of the Parties in accordance with the said Rules. The language of the arbitration shall be English. The arbitrations shall decide the matter(s) in accordance with the laws of the State of New York, without reference to the conflict of laws rules thereof or the United Nations Convention on Contracts for the International Sale of Goods. If the dispute relates to whether a material breach by a Party has occurred or has been cured or is incurable and notice of termination under Section 11.3 has been issued, the arbitration shall be conducted according to the fast-track arbitration procedures under the said Rules and a three-person arbitration panel will not be required. The IBA Rules on the Taking of Evidence in International Arbitration shall apply on any evidence to be taken up in the arbitration. Any Information disclosed in arbitration shall be subject to the confidentiality provisions of this Agreement. The Parties shall instruct the arbitrators to rule on each disputed issue within [*] after completion of the hearing. The arbitrators shall render a “reasoned decision” within the meaning of the ICC rules which shall include findings of fact and conclusions of law. The determination of the arbitrators as to the resolution of any dispute shall be the sole and exclusive procedure for resolution, and shall be binding and conclusive upon the Parties, absent manifest error; provided, however, that a Party may have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. Any arbitration award may be entered in and enforced by a court in accordance with Section 12.1(a). Each Party shall bear its own legal fees in connection with any arbitration procedure, including the attorneys’ fees of such Party, and 50% of the fees of the arbitrators, unless otherwise awarded by the arbitrators.

(d)

Notwithstanding anything in this Agreement to the contrary, any and all disputes between the Parties regarding the validity, infringement, and enforceability of any Patents in a particular country (“Patent Matters”) shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country, with a jury trial being, however, excluded. If such dispute involves both Patent Matters and material breach matters, the arbitrators will have the right to stay the arbitration until determination of any Patent Matters material to the resolution of the dispute as to the material breach matters is resolved.

(e)	Without limiting any other remedies that may be available under law, the arbitrators shall have no authority to award damages not permitted to be recovered pursuant to this Agreement.

12.2

Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

12.3

Assignment. Subject to Sections 12.3(a) through (c) below, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof.

(a)

No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party. Any attempted assignment by Bayer or Vincera in violation of this Section 12.3 shall be null and void and of no legal effect.

(b)

Notwithstanding Section 12.3(a) above, each Party may without the consent of the other Party, (i) assign this Agreement or any or all of its rights and interests hereunder to one or more of its Affiliates, or (ii) designate one or more of its Affiliates to perform its obligations hereunder, provided, in each case, that the Party shall notify the other Party in writing of the transfer and the identity of the Affiliate and shall remain fully liable to fulfill any of its obligations under this Agreement as if it had not transferred its rights and obligations.

(c)

Notwithstanding Sections 12.3(a) above, each Party may at any time assign its rights, interests and obligations provided for hereunder to any person (i) in connection with the transfer or sale of all or a substantial part of its equity, assets or business to which this Agreement relates, or in the event of its merger or consolidation or similar transaction or (ii) with the prior written consent of the other Party.

(d)	Any assignment not in accordance with this Section 12.3 shall be void.

12.4

Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, or by electronic mail or facsimile transmission or by internationally recognized overnight courier. Such notices, requests and other communications to the Party will be addressed, in each case to the respective address specified below or such other address as may be specified in writing to the other Party hereto:

If to Bayer: Bayer AG Muellerstrasse 178 13353 Berlin Germany Attention: Facsimile:	If to Vincera: Vincera Pharma, Inc. 4500 Great America Parkway, Suite 100 #29 Santa Clara, California 95054 United States of America Attention: Facsmilie: Email:

12.5

Force Majeure. Neither Party shall be liable for any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure is attributable to acts or events (including acts of God, war, terrorist activities, conditions or events of nature, industry wide supply shortages, civil disturbances, embargo, work stoppage, power failures, failure of telephone lines and equipment, fire, flood, earthquake, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any applicable Law or decision, order or judgment of any Governmental Authority), and in general any other cause or condition beyond its reasonable control and not caused by the gross negligence or intentional misconduct if the non-performing Party has exerted, and continues to exert, commercially reasonable efforts to avoid or remedy such force majeure. In the event of such force majeure, the Parties shall meet promptly and negotiate, in good faith, an equitable solution to the effects of any such event.

12.6

Advice of Counsel. Bayer and Vincera have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

12.7

Further Assurances. From time to time, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other Party may reasonably deem necessary or desirable to carry out the intentions of the Parties embodied in this Agreement.

12.8

Applicability of Section 365(n) of the Bankruptcy Code. In the event either Party becomes a debtor under Title 11 of the U.S. Code, this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, or any analogous provisions in any other country or jurisdiction, a license to “Intellectual Property” as defined therein and the other Party and its Affiliates, and each of their successors and assigns as licensees shall have the rights and elections as specified in Section 365(n) of Title 11 of the U.S. Code, or any analogous provisions in any other country or jurisdiction. Without limiting the foregoing, upon termination of this Agreement by a trustee or executor of either Party which has rejected this Agreement pursuant to any non-contractual rights afforded to it by applicable bankruptcy law and/or a U.S. or foreign bankruptcy court or other tribunal of competent jurisdiction, all rights and licenses herein granted to the other Party shall nonetheless continue in full force and effect in accordance with the terms of this Agreement.

12.9

Severability. If any provisions of this Agreement are determined to be void, invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. In such event, the Parties shall, in good faith, negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties entering this Agreement. Any deviation by any Party from the terms and provisions of this Agreement in order to comply with applicable laws shall not be considered a breach of this Agreement.

12.10

Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

12.11

Complete Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations and commitments, either written or oral, expressed or implied, with respect to the subject matter hereof. No amendment or modification hereof or addition or supplement hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed by authorized officers or representatives of each of the Parties.

12.12	Use of Name. Neither Party shall use the trademarks or trade names of the other Party, without the prior written consent of such other Party, except as otherwise provided in this Agreement.

12.13

Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

12.14

Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument. The Parties agree that this document may be exchanged electronically (by facsimile, e-mail or other means of electronic transmission) and may be signed electronically using a commercially acceptable and verifiable electronic signature tool.

12.15

Third Party Beneficiaries. No person, other than Bayer, Vincera, their Affiliates and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.16

Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term, and any references to days shall mean calendar days, unless otherwise specified. The words “shall” and “will” have the same meaning and are used interchangeably. No rule of strict construction shall be applied against any Party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF Bayer and Vincera have executed this Agreement by their respective duly authorized representatives.

Bayer AG		Vincera Pharma, Inc.

By:	/s/ Jörg Möller	By:	/s/ Ahmed Hamdy
Print Name: Jörg Möller		Print Name: Ahmed Hamdy
Title: Head of R&D		Title: Chief Executive Officer

By:	/s/ Dominik Mumberg
Print Name: Dominik Mumberg
Title: Head of Therapeutic Area Oncology

Bayer Intellectual Property GmbH

By:	/s/ Dorian Immler
Print Name: Dorian Immler
Title: Head of IP Operations Pharma

By:	/s/ Markus Albers
Print Name: Markus Albers
Title: Senior Patent Counsel